EXHIBIT 99.1

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Audited Financial Statements
December 31, 2017

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Index
December 31, 2017 and 2016
________________________________________________________________________________________

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Venta de Boletos por Computadora, S. A. de C. V.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Venta de Boletos por Computadora, S. A. de C. V. and its subsidiaries as of December 31, 2017 and December 31, 2016, and the related consolidated statements of comprehensive income, changes in equity and of cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with Mexican Financial Reporting Standards.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

Mexican Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 19 to the consolidated financial statements.

PricewaterhouseCoopers, S. C.

/s/ José Carlos del Castillo Díaz
José Carlos del Castillo Díaz
Audit Partner
Mexico City, Mexico
June 28, 2018

We have served as the Company’s auditor since 1999.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Financial Position
As of December 31, 2017 and 2016
_________________________________________________________________________________________

Amounts expressed in thousands of Mexican pesos

	December 31,
Assets	2017		2016

CURRENT ASSETS:
Cash and cash equivalents (Note 6)	Ps	1,779,768	Ps	815,697
Accounts receivable (Note 7)		81,849		131,915
Related parties (Note 8)		3,563		82,483
Advance payments		—		2,312

Total current assets		1,865,180		1,032,407

FURNITURE AND EQUIPMENT - Net (Note 9)		34,962		40,253

INTANGIBLE ASSETS AND OTHER ASSETS (Note 10)		14,500		17,352

DEFERRED INCOME TAX (Note 15)		17,015		8,505

Total assets	Ps	1,931,657	Ps	1,098,517

Liabilities and Stockholders' Equity

LIABILITIES:
Suppliers	Ps	6,795	Ps	8,316
Accounts payable		1,293,663		644,098
Related parties (Note 8)		21,181		2,648
Accrued liabilities		25,248		11,919

Total liabilities		1,346,887		666,981

STOCKHOLDERS’ EQUITY (Note 12):
Capital stock		21,854		21,854
Share premium		2,629		2,629
Retained earnings		554,221		403,311

Controlling shareholders’ investment in controlling interest		578,704		427,794
Non-controlling interest		6,066		3,742

Total stockholders’ equity		584,770		431,536

COMMITMENTS AND CONTINGENCIES (Notes 16 and 17)		—		—

Total liabilities and stockholders’ equity	Ps	1,931,657	Ps	1,098,517

The accompanying nineteen notes are an integral part of these financial statements, which were authorized for issuance June 28, 2018, by the undersigned officers.

George Gonzalez    Jorge López de Cárdenas Ramírez
Managing Director    Administrative and Finance Director

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Comprehensive Income
For the years ended December 31, 2017, 2016 and 2015
_________________________________________________________________________________________

Amounts expressed in thousands of Mexican pesos

		Year ended December 31,
		2017		2016		2015
Revenue for services (Note 13)	Ps	1,081,030	Ps	905,903	Ps	843,081
Cost of services (Note 14)		354,439		319,797		301,011
Gross profit		726,591		586,106		542,070
Operating expenses (Note 14)		144,074		145,967		138,515
Operating income		582,517		440,139		403,555
Comprehensive financing result:
Interest income - Net		(83,489)		(31,366)		(28,433)
Exchange loss (gain) - Net		(1,103)		739		(1,546)
Comprehensive financing income - Net		(84,592)		(30,627)		(29,979)
Profit before income taxes		667,109		470,766		433,534
Provisions for income taxes (Note 15):
Current income tax		201,385		132,631		140,836
Deferred income tax		(8,510)		8,535		(8,142)
		192,875		141,166		132,694
Net consolidated profit for the year		474,234		329,600		300,840
Other comprehensive income		—		—		—
Consolidated comprehensive income for the year	Ps	474,234	Ps	329,600	Ps	300,840
Distribution of consolidated comprehensive net income for the year:
Controlling interest	Ps	471,910	Ps	330,104	Ps	299,647
Non-controlling interest		2,324		(504)		1,193
	Ps	474,234	Ps	329,600	Ps	300,840

The accompanying nineteen notes are an integral part of these financial statements, which were authorized for issuance on June 28, 2018, by undersigned officers.

George Gonzalez    Jorge López de Cárdenas Ramírez
Managing Director    Administrative and Finance Director

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Changes in Stockholders’ Equity (Note 12)
For the years ended December 31, 2017, 2016 and 2015
_______________________________________________________________________________________________________________________________

Amounts expressed in thousands Mexican pesos

						Retained earnings
		Capital stock		Share premium		Holding		Subsidiaries		Total		Total controlling interest		Non-controlling interest		Total
Balances at January 1, 2015	Ps	21,854	Ps	2,629	Ps	188,046	Ps	106,364	Ps	294,410	Ps	318,893	Ps	5,749	Ps	324,642
Dividends received		—		—		81,000		(81,000)		—		—		—		—
Dividends paid		—		—		(197,500)		—		(197,500)		(197,500)		—		(197,500)
Dividends paid to non-controlling interest		—		—		—		—		—		—		(1,045)		(1,045)
Comprehensive income for the year (Note 3n.)		—		—		192,264		107,383		299,647		299,647		1,193		300,840
Balances at December 31, 2015		21,854		2,629		263,810		132,747		396,557		421,040		5,897		426,937
Dividends received		—		—		109,000		(109,000)		—		—		—		—
Dividends paid		—		—		(323,350)		—		(323,350)		(323,350)		—		(323,350)
Dividends paid to non-controlling interest		—		—		—		—		—		—		(1,651)		(1,651)
Comprehensive income for the year (Note 3n.)		—		—		219,234		110,870		330,104		330,104		(504)		329,600
Balances at December 31, 2016		21,854		2,629		268,694		134,617		403,311		427,794		3,742		431,536
Dividends received		—		—		128,000		(128,000)		—		—		—		—
Dividends paid		—		—		(321,000)		—		(321,000)		(321,000)		—		(321,000)
Comprehensive income for the year (Note 3n.)		—		—		285,733		186,177		471,910		471,910		2,324		474,234
Balances at December 31, 2017	Ps	21,854	Ps	2,629	Ps	361,427	Ps	192,794	Ps	554,221	Ps	578,704	Ps	6,066	Ps	584,770

The accompanying nineteen notes are an integral part of these financial statements, which were authorized for issuance June 28, 2018, by the undersigned officers.

George Gonzalez    Jorge López de Cárdenas Ramírez
Managing Director    Administrative and Finance Director

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Cash Flows
From January 1 to December 31, 2017, 2016 and 2015
_________________________________________________________________________________________

Amounts expressed in thousands Mexican pesos

	Year ended December 31,

Operating activities	2017		2016		2015

Profit before income taxes	Ps	667,109	Ps	470,766	Ps	433,534

Items related to investing activities:
Depreciation and amortization		20,365		21,123		39,015
Interests receivable		(83,489)		(31,366)		(28,433)

Subtotal of investing activities related items		603,985		460,523		444,116

Decrease (increase) in accounts receivable		12,191		(56,193)		16,259
Decrease (increase) in related parties - Net		97,453		(2,752)		163,190
Decrease (increase) in deferred costs and advance payments		2,312		(962)		6,770
Increase (decrease) in suppliers and other accounts payable		661,373		(11,056)		326,770
Decrease in deferred revenues		—		—		(4,654)
Income taxes paid		(163,510)		(168,879)		(139,511)

Net cash flows from operating activities		1,213,804		220,681		812,940

Investing activities

Investment in furniture and equipment		(10,499)		(25,770)		(4,512)
Interests collected		83,489		31,366		28,433
Investment in other assets		(1,723)		—		(3,867)

Net cash flows from investing activities		71,267		5,596		20,054

Financing activities

Dividends paid to non-controlling interest		—		(1,651)		(1,045)
Dividends paid		(321,000)		(323,350)		(197,500)

Net cash flows from financing activities		(321,000)		(325,001)		(198,545)

Net increase (decrease) increase in cash and cash equivalents		964,071		(98,724)		634,449

Cash and cash equivalents at beginning of year		815,697		914,421		279,972

Cash and cash equivalents at end of year	Ps	1,779,768	Ps	815,697	Ps	914,421

The accompanying nineteen notes are an integral part of these financial statements, which were authorized for issuance June 28, 2018, by the undersigned officers.

George Gonzalez    Jorge López de Cárdenas Ramírez
Managing Director    Administrative and Finance Director

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

Amounts expressed in thousands Mexican pesos

Note 1 - Company operations:

Venta de Boletos por Computadora, S. A. de C. V. (VBC), is a subsidiary of OCESA Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V., and it was established on June 3, 1991 under Mexican laws, for a term of 99 years. The activities and operations of VBC and its subsidiaries (Company) have mainly the following objectives:

a.
Marketing of tickets through automated sales systems for any type of events (including but not limited to shows related to sports, musical, cultural, theater, and massive entertainment), mainly through the electronic system called “Ticketmaster”.

b.	Using, transmission, marketing or control of goods, services and databases related to the activities above mentioned, and rendering of related services.

The Company has no employees, and all administrative, accounting, legal, finance and operation services are provided by related parties.

Note 2 - Basis of preparation:

Mexican Financial Reporting Standards (MFRS)

The accompanying consolidated financial statements at December 31, 2017 and 2016, fairly meet the provisions of the MFRS to show a fair presentation of the Company's financial position. MFRS state that the International Financial Reporting Standards, the International Accounting Standards (IAS), the International Financial Reporting Interpretations and the Interpretation Committee are a supplementary part of the MFRS when the absence of the MFRS requires it. Accordingly, the Company with the purpose of recognizing, valuing and disclosing its own particular transactions, applies the IAS-18 “Revenue”, issued by the International Accounting Standards Board. (See Note 3p.).

As of January 1, 2017 the Company adopted the following improvements to MFRS, issued by Consejo Mexicano de Normas de Información Financiera (CINIF), which became effective as of the aforementioned date. It is considered that the improvements to MFRS had no relevant effects over the financial information presented by the Company.

Improvements to MFRS 2017

•	MFRS B-7 “Business acquisitions”. The application of the change to improvements 2017 is modified, thus it should be prospectively applied.

•
MFRS B-13 “Events subsequent to the date of the financial statements”. Establishes that if during the subsequent period (lapse between the date of the financial statements and the date on which they are authorized for issuance to third parties) a debtor entity achieves an agreement to maintain long-term payments for liabilities hired with payment conditions at long term and which it has defaulted, retains the classification of such liability as long-term item at the date of the financial statements.

•	MFRS B-6 “Statement of the financial position”. See the improvement established in MFRS B-13.

•
MFRS C-6 “Property, plant and equipment”. It is required to disclose in the notes to the financial statements the existence of components received for maquila or demonstration, as well as commitments made in this respect, in accordance to the related agreement.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

•	MFRS C-19 “Payable Financial Instruments”. See the improvement established in MFRS B-13.

•	MFRS C-20 “Receivable Financial Instruments”. See the improvement established in MFRS B-13.

Financial statement authorization

The accompanying consolidated financial statements and their notes were authorized for their issuance on June 28, 2018 by George Gonzalez and Jorge López de Cárdenas Ramírez, who are legally empowered to approve the financial statements and their notes thereto.

Note 3 - Summary of significant accounting policies:

Most significant accounting policies are summarized as follows, which have been consistently applied in the reporting years, unless otherwise indicated.

The MFRS require the use of some critical accounting estimates in the preparation of the financial statements. Management judgment is also required in the process of determining the Company’s accounting policies. The areas including a higher degree of judgment or complexity and those where the assumptions and estimates are significant to the consolidated statements are described in Note 4.

a.	Consolidation

Subsidiaries

Subsidiaries are all entities over which the Company has control to direct their relevant activities, has the right (and is exposed) to variable returns from its share and has the ability to affect those returns through its power. In assessing whether the Company controls an entity, the existence and effect of potential voting rights that are currently exercisable or convertible were considered. Also, the existence of control in cases where the Company has no more than 50% of voting rights but it may decide the financial and operating policies is also assessed.

Subsidiaries are consolidated as of the date they are controlled by the Company and are no longer consolidated when the control is lost. The Company uses the acquisition method to recognize business acquisitions. The consideration of the acquisition of a subsidiary is determined based on the fair value of net transferred assets, assumed liabilities and share capital issued by the Company. The acquisition consideration also includes the fair value of such contingent amounts receivable or payable as part of the agreement. Acquisition-related costs are recognized as expenses when incurred. Identifiable acquired assets and liabilities and contingent liabilities assumed in a business combination are initially measured at their fair values at acquisition date. The non-controlling interest in the acquiree is recognized at fair value at acquisition date.

The exceeding of the consideration paid and non-controlling interest in the acquiree equity over the fair value of the Company's share in the net identifiable assets of the acquiree are recognized as goodwill. If such comparison results in a defect, as in the case of a bargain purchase, the difference is recognized reducing the acquired non-current assets.

Transactions, balances and unrealized profit and loss resulting from transactions between the consolidated companies have been eliminated. Accounting policies applied by subsidiaries have been amended to ensure consistency with the accounting policies adopted by the Company, where necessary.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

The accompanying consolidated financial statements include the figures of VBC and its subsidiaries, as mentioned below:

	Parent percentage share
Company	2017 and 2016	Main activity
Servicios Especializados para la Venta Automatizada de Boletos, S.A. de C.V. (SEVAB)	100	Rendering of administrative, technical, technological and marketing services.
ETK Boletos, S.A. de C.V. (ETK)[1]	72.5	Automated sales of tickets.
1 SEVAB's direct subsidiary.

In preparing the consolidated financial statements, audited financial statements of the subsidiaries at December 31, 2017 and 2016 and for the periods ended on those dates were used.

Transactions with non-controlling shareholders

The Company recognizes transactions with non-controlling shareholders as transactions between shareholders. When a non-controlling interest is acquired, the difference between any consideration paid and the share of the subsidiary acquired measured at their carrying amount is recorded in stockholders’ equity. Gains or losses on disposal of a share in a subsidiary that does not involve the loss of control by the Company are also recognized in stockholders’ equity.

b.	Recording, functional and reporting currency

Items included in the financial statements of each of these entities are measured at the currency of the primary economic environment in which the entities operate, i.e., its “functional currency”. The consolidated financial statements are presented in Mexican pesos, which is the Company’s reporting currency.

c.	Effects of inflation on the financial information

According to the provisions of MFRS B-10 “Inflation Effects”, as of January 1, 2008, the Mexican economy is not an inflationary environment, since cumulative inflation has been below 26% (limit to define an economy as inflationary) therefore, it has been required to discontinue the recognition of the inflation effects in the financial information. Accordingly, the figures of the accompanying consolidated financial statements at December 31, 2017 and 2016 are stated in historical Mexican pesos modified by the inflation effects on the financial information recognized up to December 31, 2007.

Inflation rates are shown below:

	December 31,
	2017	2016
Annual inflation rate	6.77	3.36
Cumulative inflation in the last three years	9.87	10.52

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

d.	Cash and cash equivalents

Cash and cash equivalents include cash balances, bank deposits and other highly liquid investments with minor risks by changes in value. (See Note 6).

e.	Accounts receivable

Accounts receivable mainly represent amounts due from service centers and outlets related to the sale of tickets in cash and/or credit and debit cards. (See Note 7).

Accounts receivable are initially recognized at fair value and subsequently measured at amortized cost using the effective-interest-rate method, less the allowance for uncollectability, when applicable. The accounts receivable with related parties are recognized at nominal value, which is considered similar to their fair value.

f.	Advance payments

Advance payments represent such expenditures made by the Company where the risks and benefits inherent to the goods to be acquired or services to be received have not been transferred. Advance payments are recorded at their cost and presented in the statement of the financial position as current or non-current assets, depending on the destination item. Once the goods and/or services related to advance payments are received, they should be recognized as an expense in the income statement or an asset in the statement of financial position, according to the respective nature.

Advance payments in foreign currencies are recognized at the exchange rate at the date of the transaction, without modification by subsequent fluctuations between the currencies.

g.	Furniture and equipment

At December 31, 2017 and 2016, furniture and equipment are expressed as follows: i) acquisitions subsequent to January 1, 2008, at their historical cost and ii) acquisitions until December 31, 2007 at their restated value determined by applying National Consumer Price Index (NCPI) factors to their acquisition values until December 31, 2007.

Depreciation is calculated by the straight line method based on the useful lives of the assets estimated by the Company’s management applied to the furniture and equipment values. (See Note 9).

Furniture and equipment are subject to annual impairment testing only when impairment indicators are identified. Accordingly, these are expressed at their modified historical cost, less cumulative depreciation and, in its case, impairment losses. As of December 31, 2017 and 2016 there has been no indicators of impairment.

h.	Intangible assets and other assets

At December 31, 2017 and 2016, intangible assets includes the EDB-Ticket software and E-Ticket brand which are amortized over 10 years (E-Ticket is amortized since 2016), ETK Non-compete agreement is amortized over 5 years (beginning on 2016); net investment of the access rights and ease to different properties and non-compete agreement, which are amortized during the term of the agreements

Intangible assets are recognized when they meet the following conditions: are identifiable, provide future economic benefits and the company has control over such benefits. Intangible assets are classified as follows:

•
Finite useful life: are those whose expected future economic benefits are limited by any legal or economic condition and are amortized in straight line in accordance to term of the contract and are subject to annual impairment testing when impairment indicators are identified.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

•	Indefinite useful life, which are not amortized and subject to annual impairment assessment.

Intangible assets are expressed at historical cost. Subsequently, those assets are stated at their historical cost, reduced from the corresponding cumulative amortization and, when appropriate, from impairment losses.

As of December 31, 2017 and 2016 there has been no indication of impairment.

i.	Suppliers, sundry creditors and provisions

i.	Suppliers and sundry creditors

This item includes obligations with suppliers and sundry creditors for purchases of goods or services acquired in the normal course of Company's operations. When payment is expected in a period of one year or less from the closing date, they are presented as current liabilities. If the above is not met, they are presented as non-current liabilities.

Accounts payable from ticket sales mainly comprise the balance payable to companies promoting future events.

ii.	Provisions

Liability provisions represent current obligations for past events where outflow of economic resources is possible (it is more likely than not). These provisions have been recorded based on management's best estimation. (See Note 11).

j.	Current and deferred income tax

Current and deferred tax is recognized as an expense in the period income, except when arising from a transaction or event that is recognized outside the period income as other comprehensive income or an item directly recognized in stockholders' equity.

Deferred income tax is recorded based on the comprehensive asset-and-liability method, which consists of recognizing deferred tax on all temporary differences between the accounting and tax values of assets and liabilities expected to be materialized in the future at rates enacted in the tax provisions effective at the date of the financial statements. (See Note 15).

Deferred income tax identified with other comprehensive items that have not been identified as realized, is still presented in stockholders' equity and will be reclassified to the period income statements as it realizes.

k.	Stockholders’ equity

Capital stock, share premium, legal reserve, retained earnings and non-controlling interest are expressed as follows: i) movements done as of January 1, 2008 at historical cost, and ii) movements done before January 1, 2008 at restated values determined through the application of factors derive from the NICP up to December 31, 2007 to their originally determined values (see Note 12). Accordingly, the different stockholders' equity concepts are expressed at modified historical cost.

l.	Share premium

The share premium represents the difference in surplus between the payment for subscribed shares and their nominal value.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

m.	Other comprehensive income

The other comprehensive income (OCI) represents revenues, costs and expenses while already accrued, are pending realization which is expected in the medium term and its value may change due to changes in the fair value of assets or liabilities that gave rise to them, so it may not come to realization in part or in full. OCI are recycled when it is no longer realized and recognized as a separate component in stockholders' equity to be recognized in net consolidated profit in the period in which the asset or liability that gave rise to take place. As of December 31, 2017 and 2016 there are no items in the OCI.

n.	Comprehensive income

The comprehensive income comprises the net income, as well as items required under specific MFRS provisions, which are shown in stockholders’ equity and do not constitute equity payments, reductions and distributions. Comprehensive income for 2017 and 2016 is expressed at historical pesos.

o.	Costs, expenses and additional line items presentation in the statement of income

The Company presents costs and expenses in the income statement under the classification criterion based on the function of items, which has as its key feature separating the cost of sales from other costs and expenses. Additionally, for a better analysis of the financial position, the Company has considered necessary to show the amount of profit separately in the income statement, because such information is a common practice in the industry the Company belongs to.

p.	Revenue recognition

Revenue from commissions on ticket sales are recognized when the tickets are sold and the commission represents a percentage of the ticket value. VBC and ETK deliver the value of tickets sold to the venue at which the event took place, within two business days after the event is finished. The amount of tickets sold in advance is recognized as a liability in favor to the venue where the event will take place.

The Company charges commissions and service fees to the automated tickets buyers. These commissions and service fees are recognized as revenue when the automated tickets are issued. The revenues for advertising that appear in the tickets and local entertainment guides are charged in advance, these fees are initially recognized as deferred revenue and customer advances in a liability in the statement of financial position and are recognized in the statement of comprehensive income as revenues using the straight-line method during the agreement term.

Revenue from the provision of tele-marketing services of incoming and outgoing telephone calls, tickets sales and databases commercialization are recognized as they are provided, and: a) the revenue amount incurred in the service provision is reliably determined, and b) the Company is likely to receive economic benefits associated to the provision of the services.

q.	Other income allowances

Allowance for bad debts are recognized based on studies made by the Company's Management and considered sufficient to absorb losses according policies settled down by the Company. Applications to such allowance are recognized when the practical impossibility of collection is demonstrated.

r.	Exchange gain

Transactions in foreign currencies are initially recorded at record currency applying the exchange rates prevailing at the date of their operation. Assets and liabilities denominated in such currencies are translated at the exchange rate prevailing at the date of the consolidated statement of financial position. Differences arising from fluctuations in the

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

exchange rates between the transaction and settlement dates, or valuation at the period closing are recognized in income, as a component of the comprehensive financing result.

s.	Leasing

Leasing in which a significant portion of risks and rewards relating to the leased property are retained by the lessor are classified as operative leasing. Payments made under operative leasing are charged to income based on the straight-line method over the leasing period. As of December 31, 2017 and 2016 there are no financial leasing.

Note 4 - Accounting estimates:

The Company perform estimates and projections about future events to recognize and measure certain financial statement items. The resulting recognized accounting estimates may differ from actual results or events. Estimates and projections that have a significant risk of giving rise to material adjustments on assets and liabilities recognized during next year are detailed below:

The Company is subject to pay income tax. Significant judgments are required to recognize the current and deferred income tax. There are many transactions and calculations for which an accurate tax determination is uncertain. The Company recognizes a liability for those matters observed during tax audits that are considered likely to result in the determination of tax additional to that originally incurred. When the final results of these processes are different from the estimated liability, the differences are recognized under deferred and/or current income tax. (See Note 15).

Note 5 - Foreign currency position:

The figures in this note are stated in thousands of US dollars (Dls.), except for exchange rates.

a.	As of December 31, 2017 and 2016, the Company had the following monetary assets and liabilities in dollars as shown as follows:

		December 31,
		2017		2016
Assets	Dls.	16,753	Dls.	5,457
Liabilities		(15,091)		(28)
Net long position	Dls.	1,662	Dls.	5,429

As of December 31, 2017 and 2016, the exchange rate was Ps19.66 and Ps20.61 per US dollar, respectively. At the date of issuance of the audited financial statements, the exchange rate was of approximately Ps18.03 per US dollar.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

b.	The most significant foreign currency transactions carried out by the Company are summarized below:

		December 31,
		2017		2016		2015
Revenue	Dls.	445	Dls.	584	Dls.	1,381
Costs and operating expenses		(2,303)		(2,154)		(2,632)
Royalty costs		(250)		(250)		(250)

Note 6 - Cash and cash equivalents:
The cash and cash equivalents balance at December 31, 2017 and 2016, is mainly comprised of cash on hand, bank deposits and available demand investments, all highly liquid and subject to insignificant risks of change in value. The breakdown of this balance is shown as follows:

		December 31,
		2017		2016
Cash	Ps	438	Ps	233
Bank deposits		99,407		13,100
Available demand investments		1,679,923		802,364
Total cash and cash equivalents	Ps	1,779,768	Ps	815,697
As of December 31, 2017 and 2016 there were no cash and cash equivalents restricted.

High liquidity financial instruments are subject to a number of risks, mainly those pertaining to the market in which they operate, interest rates associated with the term, exchange rates and the inherent market credit and liquidity risks.

Note 7 - Accounts receivable:

Accounts receivable at December 31, 2017 and 2016 are as follows:

		December 31,
		2017		2016
Accounts receivable from sale of tickets	Ps	45,311	Ps	29,427
Recoverable income tax		17,454		86,764
Customers		13,094		9,377
Recoverable value added tax		9,955		8,942
Other accounts receivable		860		891
		86,674		135,401
Allowance for doubtful accounts		(4,825)		(3,486)
	Ps	81,849	Ps	131,915

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

Note 8 - Balances and transactions with related parties:

a.	The balances with related parties at December 31, 2017 and 2016 are shown as follows:

		December 31,
Accounts receivable:		2017		2016
Affiliates
Operadora de Centros de Espectáculos, S. A. de C. V.	Ps	1,139	Ps	720
Ocesa Promotora, S. A. de C. V.		1,027		80,710
Serinem México, S. A. de C. V.		842		18
Cie Internacional, S. A. de C. V.		259		186
Servicios Compartidos de Alta Dirección, S. A. de C. V.		209		806
Servicios Corporativos CIE, S. A. de C. V.		39		5
Car Sport Racing, S. A. de C. V.		21		—
EDB, S.A. de C.V.		17		—
Ocesa Presenta, S.A. de C.V.		8		—
CEDECOM, S.A. de C.V.		2		—
Make Pro, S. A. de C. V.		—		38
	Ps	3,563	Ps	82,483

Accounts payable:
Affiliates
SAE Operación en Eventos, S.A. de C.V.	Ps	9,739	Ps	—
Servicios Administrativos del Entretenimiento, S. A. de C. V.		6,859		2,482
Ideas, Eventos y Marketing, S.A. de C.V.		3,015		—
Make Pro, S. A. de C. V.		1,226		—
Futbol del Distrito Federal, S. A. de C. V.		252		—
Enterteinvestments, S. A. de C. V.		70		—
Administradora Mexicana de Hipódromo, S. A. de C. V.		20		—
Creatividad y Espectáculos, S. A. de C. V.		—		126
Logística Organizacional para la Integración de Eventos, S.A. de C.V.		—		31
Ocesa Presenta, S.A. de C.V.		—		9
	Ps	21,181	Ps	2,648

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

b.	During the years ended on December 31, 2017 and 2016, the Company carried out the following operations with related parties:

		Year ended December 31,
Income from:		2017		2016		2015
Affiliates
Commissions and charges from ticket sales	Ps	72,380	Ps	62,120	Ps	45,962
Sponsorship income		20,370		18,700		18,962
Interest earned		273		598		15,333
Equipment leasing		—		—		291
Other income		2,574		—		30
Costs and expenses
Affiliates
Personnel and administrative services	Ps	118,501	Ps	106,965	Ps	93,914
Lease of properties		10,907		10,412		10,194
Corporate fees		9,837		10,099		7,995
Sponsorship commissions		1,962		1,976		1,643
Other expenses		6,925		9,999		2,940

Stockholders
Communication services		6,112		6,664		7,087
Royalties		4,745		4,025		4,007

Note 9 - Furniture and equipment:

The investment in furniture and equipment at December 31, 2017 and 2016 is as follows:

		December 31,			Annual depreciation or amortization rate (%)
		2017		2016
Computer and peripheral equipment	Ps	201,748	Ps	192,797	30
Furniture and office equipment		8,765		8,734	10
Leasehold improvements		8,115		8,115	5
Transportation equipment		5,056		4,776	25
		223,684		214,422
Accumulated depreciation		(188,722)		(174,169)
	Ps	34,962	Ps	40,253

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

Depreciation recorded in the statement of income for 2017, 2016 and 2015 amounts to Ps15,790, Ps13,568 and Ps16,343, respectively, and is recognized in the cost of services and operating expenses.

There are fully depreciated assets in the amount of Ps163,836 and Ps148,334 at December 31, 2017 and 2016, respectively.

Note 10 - Intangible assets and other assets:

Intangible assets and other assets at December 31, 2017 and 2016 are as follows:

		December 31,			Annual depreciation or amortization rate (%)
		2017		2016
Access rights and ease to properties - Net	Ps	26,918	Ps	26,918	Various
EDB-Ticket Software		6,716		6,716	10
Non-compete agreement - ETK		5,600		5,600	20
E- Ticket Brand		1,900		1,900	10
		41,134		41,134
Accumulated amortization		(28,362)		(23,851)
		12,772		17,283
Other assets		1,728		69
	Ps	14,500	Ps	17,352

Amortization recorded in the statement of income for 2017, 2016 and 2015 amounts to Ps4,575, Ps7,555 and Ps22,672, respectively, and is recognized in the cost of services and operating expenses.

Note 11 - Analysis of liability provisions:

Type of provision		Balance at January 1, 2017	Increasing	Applications	Cancellations		Balance at December 31, 2017

Administrative services	Ps	2,017	2,250	2,017	—	Ps	2,250

The provisions balance is presented in the suppliers in the consolidated statement of financial position.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

Note 12 - Stockholders’ equity:

a.	Capital stock

As of December 31, 2017 and 2016, the Company’s capital stock is comprised of 21,854,275 common, nominative shares, with a par value of one Mexican peso each, and are classified in two series as shown as shown:

Number of shares	Description		Amount
17,975	Series “A” shares, comprising the minimum fixed capital stock without withdrawal rights	Ps	18
32,025	Series “B” shares, comprising the minimum fixed capital stock, without withdrawal rights		32
50,000	Subtotal of capital stock without withdrawal rights		50
10,529,241	Series “A” shares, comprising the variable portion of capital stock, with an unlimited maximum		10,529
4,095,148	Series “A-1” shares, comprising the variable portion of capital stock, with an unlimited maximum		4,095
7,179,886	Series “B” shares, comprising the variable portion of capital stock, with an unlimited maximum		7,180
21,804,275	Subtotal variable capital stock		21,804
21,854,275	Capital stock	Ps	21,854

b.	Retained earnings

Net income is subject to the legal requirement that at least 5% of the income for each year is intended to increase the legal reserve until it is equal to one fifth of the amount of the capital stock. As of December 31, 2017 and 2016 the Company owns a legal reserve of Ps7,223.

Dividends to be paid will be free from income tax if they come from net tax profit account (CUFIN by its Spanish acronym). Any dividends paid in excess of CUFIN and CUFINRE will cause a tax equivalent to 42.86% if they are paid on 2017. The current tax is payable by the Company and may be credited against its income tax of the year or the following two years. Dividends paid coming from profit previously taxed by income tax are not subject to tax withholding or additional tax payment. Income tax law sets the obligation of keeping CUFIN with profit generated up to December 31, 2013, and starting another CUFIN with profit generated from January 1, 2014.

In adopted resolution by the stockholders at August 22, 2017, agreed to declare and pay dividends in the amount of Ps321,000, on which Ps101,727 were not from CUFIN and a tax of Ps30,518 was accrued.

In adopted resolution by the stockholders at July 28, 2016, agreed to declare and pay dividends in the amount of Ps323,350, on which Ps73,394 were not from CUFIN and a tax of Ps31,462 was accrued.

In the event of a capital reduction, according to the Income Tax Law, any excess of stockholders’ equity over capital contributions account should be accorded the same tax treatment as dividends. As of December 31, 2017 and 2016 the capital contributions account amounts to Ps30,143 and Ps28,831, respectively.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

Note 13 - Revenue analysis:
The analysis of the nature of revenue at December 31, 2017, 2016 and 2015 is shown as follows:

		Year ended December 31,
		2017		2016		2015
Ticketing charges	Ps	899,872	Ps	713,170	Ps	667,534
Recovery of credit card commissions		135,108		109,377		92,096
Advertising		20,370		18,700		21,132
Entertainment guide		7,220		17,175		19,754
Implementation of services		1,690		927		3,867
Others		16,770		46,554		38,698
Total revenue	Ps	1,081,030	Ps	905,903	Ps	843,081
Note 14 - Costs and expenses analysis:

The analysis of the nature of relevant costs and expenses at December 31, 2017, 2016 and 2015, is shown as follows:

		Year ended December 31,
Costs:		2017		2016		2015
Commissions	Ps	149,795	Ps	142,557	Ps	144,403
Professional services		46,399		46,834		14,221
Administrative services		35,877		31,058		6,498
Advertising		14,203		10,550		2,844
Tickets		13,418		10,145		12,373
Computing services		11,523		7,875		5,946
Entertainment guide		9,590		10,524		15,115
Leasing		8,016		1,999		15,224
Royalties		4,946		5,009		4,008
Non-capitalizable assets		1,486		4,118		5,062
Maintenance		1,107		1,488		18,251
Production		—		—		110
Others		38,965		27,745		32,396
Subtotal of costs		335,325		299,902		276,451
Depreciation and amortization		19,114		19,895		24,560
Total costs	Ps	354,439	Ps	319,797	Ps	301,011

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

		Year ended December 31,
Expenses:		2017		2016		2015
Administrative services	Ps	101,810	Ps	100,885	Ps	69,799
Leasing		11,675		12,679		11,114
Corporate fees		9,408		9,412		7,997
Computing services		21		73		1,088
Others		19,909		21,690		34,062
Subtotal of expenses		142,823		144,739		124,060
Depreciation and amortization		1,251		1,228		14,455
Total expenses	Ps	144,074	Ps	145,967	Ps	138,515

Note 15 - Income Tax:

i.
In 2017, 2016 and 2015, the Company determined a combined tax profit of Ps671,283, Ps442,103 and Ps469,453, respectively. The tax income differs from the accounting income, mainly in such items cumulative by the time and deducted differently for accounting and tax purposes, by the recognition of the inflation effects for tax purposes, as well as such items only affecting either the accounting or tax income.

ii.	The reconciliation between the statutory and the effective income tax rates is shown below:

		Year ended December 31,
		2017		2016		2015
Profit before income taxes	Ps	667,109	Ps	470,766	Ps	433,534
Income tax statutory rate		30%		30%		30%
Income tax statutory rate		200,133		141,230		130,060
Plus (less) effect of the following permanent items on the income tax:
Effects of inflation		(9,400)		(2,728)		(1,663)
Non-deductible expenses		1,533		2,566		838
Other items		609		98		3,459
Income tax at current rate	Ps	192,875	Ps	141,166	Ps	132,694
Effective income tax rate		29%		30%		31%

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

iii.	At December 31, 2017, 2016 and 2015, the main temporary differences on which deferred income tax was recognized, are analyzed as follows:

		December 31,
		2017		2016
Furniture and equipment	Ps	8,726	Ps	8,291
Intangible assets and other assets		16,137		8,604
Provisions and estimations		31,853		11,454
		56,716		28,349
Applicable income tax rate		30%		30%
Deferred income tax asset	Ps	17,015	Ps	8,505

Note 16 - Commitments:

a.
VBC Offices. The Company has signed agreements with OCESA, an affiliate company, to use spaces and provide cleaning and security services in these places located into Palacio de los Deportes in Mexico City. The agreement gives to VBC the use of the facilities as its offices and call center in this city. VBC pays monthly to OCESA a fixed amount. In addition, VBC signed a leasing agreement with a legal entity to use a property located in the city Guadalajara, Jalisco which it uses for its offices and call center in this city, for which VBC pays monthly a fixed income, updating annually according to the NCPI.

b.
As part of its business activities, VBC and ETK are engaged in the distribution and sale of tickets to certain artistic events to be conducted in the immediately following year, in exchange for which they receive amounts from third parties for the purchase of tickets to said events. The companies hold those amounts in cash, so that if the events in question are not held, the amounts are returned in accordance with the applicable legal provisions. At December 31, 2017 and 2016, cash and cash equivalents included deposits received from third parties for the eventual acquisition of tickets totaling Ps1,227,970 and Ps549,289 respectively.

c.
Ticketmaster Brand and System. VBC has signed with Ticketmaster Corporation (TM Corp) license agreements for use the TicketMaster brand and system, expiring on March 31, 2015, and for which it pays an annual royalty fixed fee expressed in dollars, this agreement was renewed for a period of three years, ending on March 31, 2018, date which an extension to the validity of said contract was agreed to March 31, 2019.

d.
ETK Offices (Querétaro). ETK signed with Corporativo Constructivo YMG, S.A.P.I. de C.V., a services agreement on October 1, 2017 for ten years, with validity until October 1, 2027 to perform the ETK´s activities mainly its corporate and administrative services. In the execution of the agreement, ETK pays a monthly fixed amount to Corporativo Costructivo YMG, updated annually in the same proportion of the NCPI.

e.	Operating leasing agreements

The Company has entered into several operating leasing agreements of properties. The company recognized leasing costs for approximately Ps7,356, Ps7,078 and Ps6,880 for the 12 months ended at December 31, 2017, 2016 and 2015, respectively.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

The following table shows the future minimum payments:

Year		Amount
2018	Ps	7,613
2019		7,879
2020		8,155
2021		8,441
2022		8,763

Note 17 - Contingencies:

a.
Under the provisions of the Income Tax Law, parties carrying out operations with related parties, either resident in Mexico or abroad, are subject to tax limitations and obligations related to the determination of transfer pricing, which must be similar to those agreed with unrelated parties in comparable transactions.

In the event of the tax authorities review the prices and conclude that those are not in line with the provisions of the Law, they could require besides the collection of the tax and corresponding accessories (restatements and surcharges) fines of up to omitted taxes, which could be up to 100% over its amount.

b.
The Company regularly contract the services of specialists in areas such as security, cleaning, access control, production, assembling and other similar services required to conduct its business activities, and it perform multiple agreements with third parties who agreeing to develop activities to the Company. Under the provisions of the labor legislation and recent amendments thereto on the subject of social security, some of the subcontractors or workers of these service providers may take steps in order for the Company to be considered the beneficiary of those services or liable for possible related contingencies.

The Company has entered into agreements where set up that there are no work relationship between subcontractors and/or employees of these service providers or third parties and the Company, and in those agreements the service providers, are committed (guaranteeing in most times) to hold the Company harmless or to provide an indemnity for any liability imposed, thereby in accordance with Company's labor advisors, is not necessary to reserve amounts to address these actions which they are the responsibility of third parties.

c.
Federal Attorney’s Office of Consumer (PROFECO for its acronym in Spanish) regularly calls the Company when consumers of their services do not consider that the conditions offered are met and complain into this office. Sometimes the PROFECO has imposed fines for alleged violations of administrative procedures or to the related law. As of the date of issuance of the financial statements, there are conciliatory proceedings into the PROFECO. At the date of the financial statements, the Company has not suffered any damages from those complaints and in litigation of those complaints, the resolutions imposed have been settled, therefore, in the opinion of the Company advisors, these matters do not represent a material contingency, and it is very unlikely that any of those amounts will be payable, or where appropriate, that the above criteria under which the Company was never condemned to these causes could be opposite.

d.
On July 24, 2012, the Procedures General Department of PROFECO issued a sanction to VBC for an alleged violation of article 10 of the Consumer Protection Law, as it considers that marketing and sale of the service denominated “La Guía” is an unfair practice for consumers, and therefore imposed a Ps1,690 fine and instructed the Company to stop marketing “La Guía” as it has so far. A motion for review was filed against said resolution, and on October 25, 2012, the Procedures General Department declared the company's grievances unfounded.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

In light of the foregoing, on January 21, 2013, VBC filed an annulment motion against the resolution that confirmed the sanction and the eighth Regional Metropolitan Chamber of the Federal Tax and Administrative Court received the motion for annulment and declared the validity of the ruling questioned.

VBC then filed a motion for review on January 10, 2014, as a result of which the tenth Collegiate Court for Administrative Matters of the First Circuit granted the appeal to VBC on November 21, 2014 and declared invalidity the contested decision due to inconsistencies by the authorities in the procedure for the determination of the penalty, but without ruling on the merits.

However, in order to obtain a ruling on the merits, a motion for direct protection was filed requesting the Federal Court to consider the legality of the actions of VBC. On July 1, 2015, the Second Collegiate Court declared the nullity of the contested decision in considering that the fine imposed on VBC was unduly founded and motivated. VBC filed a direct motion in order to obtain the authority's pronouncement that the manner of commercialization of “La Guía” does not violate the provisions of the Federal Consumer Protection Law.

Due to the above, PROFECO issued a new resolution issuing a fine for the amount of Ps750 which was challenged on September 12, 2016, through a new annulment motion interposed in the Regional Metropolitan Chamber of the Federal Tax and Administrative Court.

On September 12, 2016 filed again an annulment motion on the Common Parts Office for the Metropolitan Regional Rooms of the Federal Court of Administrative Justice, which was turned over to the Tenth Metropolitan Regional Court with file number 23310/16-17-10-7 and admitted the next day.

By judgment dated December 12, 2016, it decided to declare the validity of the contested decision when it was determined by the Chamber that the way in which the Guide was marketed through pre-selected boxes violated the provisions of Article 10 of the Federal Law on Protection of Consumer.

Against the above, a motion for direct protection was again filed, which again was turned over to the Tenth Collegiate Court in Administrative Matters who decided to confirm the ruling issued within June 23310 / 16-17-10-7; however, it is still pending that PROFECO will promote the declaration of finality of the ruling of December 12, 2016 of the Federal Court of Administrative Justice so that it may subsequently be enforceable.

Therefore, the trial concluded because there is no legal means of defense that can be filed; however, it is still pending that PROFECO will promote the declaration of finality of the judgment dated December 12, 2016 of the Federal Court of Administrative Justice so that it may subsequently be enforceable.

e.
The Society of Authors and Composers of Mexico sued the promoter of the theater play “Amor Eterno”, mainly the judicial declaration state that there is no authorization to carry out the premiere to the public and the subsequent presentation season of that play, since the communication and/or exhibition and/or public performance of musical works interpreted has not been authorized and, therefore, tickets must not be sold. As VBC is the commercializing company of the access tickets to this theater play, this was called for the sued as a third party of the trial, being that VBC is completely alien and does not participate in any way in the exhibition or public communication, execution or staging of the aforementioned play nor in public communication, exhibition or performance of the musical works which will be performed, and in compliance with the court order VBC has refrained from selling tickets for that event. In the opinion of our external advisors, there is no existence of any contingency nor potential issue that could affect the Company.

f.
During 2017, ETK promoted a commercial executive judgment against Alejandro Suárez Poumain, for the lack of payment of the amount of the promissory note subscribed by the latter, in the amount of Ps 961, in the seizure proceeding it was established that the address indicated in the credit title is no longer corresponded to the defendant, reason why, it was not possible to perform the garnishment procedure. Investigations were also conducted on the

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

existence of assets of the defendant from which, it emerged that there are no assets in the name of the defendant. Currently, the court has turned to various government agencies to locate the defendant's address. There is no existence of any material contingency that could affect the Company.

On intellectual property and copyright

a.
VBC filed a request for an administrative declaration of the violations on trade matter committed by Wal-Mart de México, S. A. B. de C. V. (Wal-Mart) related to improper use of “La Guía del Entretenimiento” copyrights, into the newspaper publications and guide section, where its counterclaim Wal-Mart requested that VBC’s copyrights be declared invalid.

The National Institute of Copyright (INDAUTOR for its acronym in Spanish) determined as a legal the VBC action and denied the counterclaim of Wal-Mart, a decision that was challenged by Wal-Mart before the Federal Court of Fiscal and Administrative Justice, who dated September 13, 2012, ruled in favor of VBC, recognizing the validity of the resolution issued by the INDAUTOR, that confirmed that the reservation of rights to the exclusive use of the title “La Guía del Entretenimiento” was properly executed. Not satisfied with that resolution Wal-Mart filed a request for direct legal protection against that judgment, and on May 7, 2013, VBC answered as third party injured in the defense protection motion. On March 3, 2014, VBC offered additional evidence. On October 6, 2014 the authority issued a statement denying support and protection to Wal-Mart. On October 20, 2014 the judgment became final, without prejudice to the decision that denies the nullity of the reservation of law on “La Guía del Entretenimiento”.

On May 28, 2015, the Mexican Industrial Property Institute (IMPI for its acronym in Spanish) declares the violation on trade matter under section VIII of Article 231 of the Federal Law of Copyright, for Wal-Mart, and imposed a fine of 5,000 salary days in effect at March 2009. On August 24, 2015, Wal-Mart promoted a nullification lawsuit against this resolution. VBC has lodged statements as a third party in that proceeding for annulment.

On June 30, 2016, the Federal Court issued a judgment recognizing the authority of the IMPI's resolution, which on August 23, 2016, Wal-Mart filed again a motion for protection against that judgment. On September 20, 2016, VBC promoted an adhesive motion to the judgement that recognize the resolution of the IMPI. In the opinion of the external advisors, the Tax Court will confirm the violation on trade matter, which at the date of the financial statements is pending of resolution.

b.
On April 14, 2015 VBC delivered to PROFECO the complaint made by Candy Ivette Santa Rita Luna for the fraudulent sale of five tickets made by Luis Fernando Gonzalez Paredes, who figured as Ticketmaster employee, for the musical show called “La Gira del Adiós” of Vicente Fernández on December 28, 2014 at the Convention Center and Charrería Palenque Texcoco. In order to clarify the responsibility of the Company and to provide defense evidence against PROFECO, the facts were reported to the authority in Iztacalco, Mexico City.

c.
The Central Prosecutor for Financial Crimes, requested information to VBC, regarding tickets sale for several events promoted by Promoshow Peninsular, S. A. de C. V. in connection with the complaint presented by the fraud offense against this entity. At the date of the financial statements, information has been provided to the Public Prosecutor's Office to protect VBC from intervention or responsibility for the reported events.

d.
On September 27, 2016 VBC filed a facts complaint before the Iztacalco District authority in order to retreat VBC of any liability derived from the tickets sold on the Facebook page “TopLive” for some events marked by VBC and some of them promoted by related parties, which were carried out in October and November 2016.

Note 18 - New accounting pronouncements:

The following describes a series of MFRS issued by CINIF during December 2013, 2014, 2016 and 2017,

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

which will take effect in 2017, 2018 and 2019. It is considered that the MFRS applicable in 2018 and 2019 will not have a significant effect on the financial information presented by the Company.

2019

MFRS D-5 “Leasing”. Establishes the valuation, presentation and disclosure standards for leasing through a single accounting model by the lessee. Requires the lessee to recognize from the beginning of the leasing: a) a leasing liability (rents payable at present value), and b) for that same amount, an asset called asset for right of use, which represents their right to use the underlying leased asset.

Modifies the presentation of the statement of cash flows, presenting payments to reduce leasing liabilities within financing activities. Likewise, modifies the recognition of leases on the way back by requiring the seller-lessee to recognize as a sale the rights transferred to the buyer-lessor which are not returned.

The Company does not intend to adopt this standard in advance and as of the date of the financial statements it has not quantified the impact of this new requirement.

2018

MFRS B-17 “Determination of fair value”. Establishes the standards for the determination of fair value and its disclosure. States that fair value should use those assumptions that market participants would use when fixing the price of an asset or liability under current market conditions at a given date, including assumptions about risk. Sets that it is necessary to consider the asset or liability being valued, whether it is monetary or if it is being used in combination with other assets or on an independent basis, the market in which the asset or liability will realize, and the proper valuation techniques to determine the fair value of assets and liabilities. Additionally, it is required to maximize the use of relevant and observable input data and minimize unobservable input data.

MFRS C-2 “Investment in financial instruments”. Establishes the valuation, representation and disclosure standards for investment in financial instruments. Discards the concept of “intention of acquisition” and utilization of an investment in a debt or equity financial instrument to determine its classification, and removes the categories of instruments held to maturity and available for sale. Adopts the concept of “management's business model of investments” in financial instruments.*

MFRS C-3 “Accounts receivable” Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of trade receivables and other receivables in the financial statements of an economic entity. Specifies that the accounts receivable based on a contract represent a financial instrument.*

MFRS C-9 “Provisions, contingencies and commitments”. Establishes the valuation, presentation and disclosure standards for liabilities, provisions and commitments, reducing their scope to relocate the matter related to financial liabilities in MFRS C-19. The definition of liability was modified, removing the concept of “virtually unavoidable” and including the term “likely”.*

MFRS C-10 “Derivative financial instruments and hedging relationships”. Establishes the features a financial instrument should have to be considered as derivative with trading or hedging purposes; defines the rules for presentation and disclosure as well as recognition and valuation for derivative financial instruments including those with hedging purposes and those instruments applicable to hedging transactions structured through derivatives. Also, establishes that embedded derivative financial instruments will not be allowed to be separated when the host instruments is a financial asset; if the hybrid contract amount will be modified the modified amount will be charged and the contract may be designed as hedged item at a net position of income and expenses if this reflects risk management strategy of the entity.

MFRS C-16 “Impairment of receivable financial instruments”. Establishes the valuation, accounting recognition, presentation and disclosure standards of impairment losses of receivable financial instruments.*

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

MFRS C-19 “Payable Financial Instruments” Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of receivables, borrowings and other financial liabilities in the financial statements of an economic entity. The concepts of amortized cost to value financial liabilities and the effective interest rate method, based on the effective interest rate, to make such valuation are introduced. Both discounts and costs of issuance of a financial liability are deducted from the liability.*

MFRS C-20 “Receivable Financing Instruments” Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of receivable financing instruments in the financial statements of an economic entity that carries out financing activities. Discards the concept of intention of acquisition and holding of financial instruments in the asset to determine their classification. Adopts the concept of management business model.*

*
The early application of the following MFRS is allowed as from January 1, 2017, provided they are applied together with MFRS C-2 “Investment in financial instruments”, MFRS C-3 “Accounts Receivable”, MFRS C-9 “Provisions, contingencies and commitments”, MFRS C-16 “Impairment of receivable financial instruments”, MFRS C-19 “Payable Financial Instruments” and MFRS C-20 “Receivable Financing Instruments”.

MFRS D-1 “Revenue for client contracts”. Establishes the valuation, presentation and disclosure standards for revenue incurred in to obtain or comply with client contracts. Establishes the most significant aspects for the recognition of revenue through the transfer of control, identification of obligations to be complied in a contact, allocation of the transaction amount and recognition of collection rights. This MFRS removes the supplementary application of the International Accounting Standard (IAS) 18 “Revenue” and its interpretation as established in MFRS A-8, “Supplementary Application”.**

MFRS D-2 “Costs for client contracts”. Establishes the valuation, presentation and disclosure standards for costs arising from client contracts. Establishes the regulation related to the recognition of costs of client contracts, it also includes the accounting treatment of costs related to contracts for construction and manufacturing of capital goods, including costs related to client contracts. This MFRS, together with MFRS D-1, “Revenue for client contracts”, revokes Bulletin D-7, “Contracts for Construction and Manufacturing of Some Capital Goods” and IFRIC 14, “Contracts for Construction, Sale and Delivery of Services Related to Real State”.**

** Early application of these MFRS is allowed provided they are jointly applied.

The Management considers, according with the analysis it has carried out, that the standards that will take effect in 2018 will not have an important effect on the financial information presented. In relation to MFRS D-1 and D-2, the Management has reviewed the applicable points to the revenue types generated by the Company, and has concluded, based on these analyses, that there will be no significant and/or material effects on the financial information.

Improvements to MFRS 2018

MFRS B-2 “Statement of Cash Flows”. It is required to disclose relevant changes that have required or not the use of cash or cash equivalents in liabilities considered as a part of financing activities, preferably presenting a reconciliation between opening and closing balances.

MFRS B-10 “Inflation Effects”. It is required to disclose, in addition to the required above, the cumulative amount of the three previous years which include the two previous annual periods and the annual period referred to in the financial statements.

MFRS C-6 “Property, plant and equipment”. It is cleared that the depreciation method based in Revenue is not considered valid, therefore, depreciation based in activity methods are the only ones allowed.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

MFRS C-8 “Intangible assets”. Establishes that the use of an intangible assets amortization method based on the income amount related to the use of such assets is not appropriate.

MFRS C-14 “Transfer and Derecognition of Financial Assets”. Points out that the subsequent recognition of a transferred asset must be carried out based on the relative standards, eliminating the previous methodology that established that when the subsequent recognition was made at fair value the effects of the transferred asset were recognized in profit or loss.

Improvements to MFRS 2017

MFRS B-7 “Business acquisitions”. The application of the change to improvements 2017 is modified, thus it should be prospectively applied.

MFRS B-13 “Events subsequent to the date of the financial statements” Establishes that if during the subsequent period (lapse between the date of the financial statements and the date on which they are authorized for issuance to third parties) a debtor entity achieves an agreement to maintain long-term payments for liabilities hired with payment conditions at long term and which it has defaulted, retains the classification of such liability as long-term item at the date of the financial statements.

MFRS B-6 “Statement of the financial position”. See the improvement established in MFRS B-13.

MFRS C-4 “Inventory” It is required to disclose in the notes to the financial statements the existence of inventories in custody or for demonstration, as well as commitments made in this respect, including those contracted by maquila inventories.

MFRS C-6 “Property, plant and equipment”. It is required to disclose in the notes to the financial statements the existence of components received for maquila or demonstration, as well as commitments made in this respect, in accordance to the related agreement.

MFRS C-19 “Payable Financial Instruments” See the improvement established in MFRS B-13.

MFRS C-20 “Receivable Financial Instruments”. See the improvement established in MFRS B-13.

MFRS C-11 “Stockholders' equity”. Establishes that costs of listing in a stock exchange that at listing date were already owned by investors and by which the issuer had already received the corresponding funds, should be recognized by the entity in net profit or loss at the time of their accrual, and not in stockholders' equity since they are not considered to be related to an equity transaction of the entity. Additionally, no profit or loss on the acquisition, relocation, issuance or write-off of entity's own shares should be recognized in the comprehensive income statement.

Improvements to MFRS 2016

MFRS B-7 “Business acquisitions”. The existing contradiction between sections b) and d) of paragraph 5 of this MFRS where it is specified that entities under common control are not part of the scope of this MFRS, regardless of how the transaction amount has been determined, is removed.

MFRS C-1 “Cash and cash equivalents”. Establishes that both the initial and subsequent recognition of cash must be valued at fair value; states that cash equivalents are held to comply short-term obligations and changes the term “available-for-sale investments” for “high liquidity financial instruments”, which should not exceed three months and for their valuation the relevant financial instruments MFRS should be applied.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

Bulletin C-2 “Financial instruments, adjustments document”. Removes the concept of available-for-sale financial assets and adds the concept of available-for-sale financial instrument. Includes the characteristics that a financial instrument must comply to be classified as held to maturity. The concept and definition of “transaction costs” are included. States that fair value adjustments related to financial instruments must be recognized affecting the net profit or loss of the period or, where appropriate, recognizing an item in OCI.

Bulletin C-9 “Liabilities, provisions, contingent assets and liabilities and commitments”. The concept of “transaction costs” is included, establishing that are those incurred in to produce a financial asset or through which a financial liability is assumed, that would have not been incurred in if such financial asset or liability had not been recognized.

MFRS B-10 “Inflation Effects”. Clarifies that the valuation effects of some financials is recognized in OCI instead of being recognized in the outcome for monetary position.

MFRS C-7 “Investment in associates, joint ventures and other permanent investment”. Specifies that contributions in kind made by a holding or joint venture must be recognized at fair value unless they are consequence of a debt capitalization.

Bulletin C-10 “Derivative financial instruments and hedging transactions”. States the periods of valuation of a hedging transaction effectiveness. Establishes exceptions from primary positions in fair value hedging. Establishes the method for determining the fair value of an embedded derivative when there is no reliable source and provides guidelines on valuation of embedded derivatives when they are separated from the host contract.

Note 19 - Summary of significant differences between MFRS and U.S. Generally Accounting Accepted Principles (GAAP):

The Company’s consolidated financial statements have been prepared in accordance with MFRS, which differs in certain significant respects from U.S. Generally Accepted Accounting Principles. (U.S. GAAP). Such differences involve methods of measuring certain amounts shown in the consolidated financial statements, as well as additional disclosures required by U.S. GAAP and regulations of the Securities and Exchange Commission (SEC). Pursuant to Item 15 of Form 10K, this reconciliation does not include the disclosure of all information that would be required by U.S. GAAP and regulations of the SEC.

I.	Differences in measurement methods

a.
The figures of non-monetary line items at December 31, 2017 and 2016 are stated in historical Mexican pesos modified by the inflation effects up to December 31, 2007. Starting January 1, 2008, according to the provisions of MFRS B-10 “Inflation Effects”, the Company discontinued the recognition of inflation accounting as the Mexican economy is not an inflationary environment, since cumulative inflation has been below 26% (limit to define an economy as inflationary under MFRS). Under U.S. GAAP effects of inflation recognized under MFRS up to 2007 might not be recognized. The reconciliation does not include the reversal of the adjustments to the consolidated financial statements for the effects of inflation, because, as permitted by the SEC, it represents a comprehensive measure of the effects of price-level changes in the Mexican economy, and as such, is considered a more meaningful presentation than historical cost-based financial reporting for U.S. GAAP.

b.
The Company provides financing to related parties, for which interest is determined by using the nominal interest rate. In accordance with ASC 470 “Debt” the borrower’s periodic interest cost shall be determined by using the effective interest method considering in the determination of interest, the debt issuance costs, discounts and premium throughout the outstanding term of the loan using a constant interest rate.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

The Company quantified the effects of the differences in the measurement methods explained above, and determined that the impact to the consolidated financial statements under U.S. GAAP derived from those differences was not significant neither to the statement of financial position (balance sheet), net income nor the stockholders’ equity; therefore a reconciliation of the balance sheet, net income and stockholders' equity from MFRS to U.S. GAAP has not be presented for the years ended December 31, 2017, 2016 and 2015.

II.	Additional accounting policies under U.S. GAAP and reclassifications

a. Recording, functional and reporting currency

The recording, functional and reporting currencies of the Company, its subsidiaries and associates is the Mexican peso, therefore, no translation process was necessary.

b.	Impairment of accounts receivables for ticket sales

The Company evaluates the collectability of its accounts receivable based on a combination of factors. Generally, it records specific allowances to reduce the amounts of the receivables recorded when a customer’s account matures beyond typical collection patterns, or the Company becomes aware of a customer’s inability to meet its financial obligations.

The Company believes that the credit risk with respect to trade receivables is limited due to the significant diversification of its customers.

c.	Furniture and equipment - Impairment

The Company performs tests for possible impairment of furniture and equipment whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the estimated undiscounted future cash flows related to the assets is compared with the carrying amount of those assets. If the carrying value is greater than the estimated undiscounted future cash flows, the cost basis of the asset is reduced to reflect its current fair value.

The Company uses various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates and other fair value measures. Impairment loss calculations requires management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with the assumptions and judgments used in estimating future cash flows and asset fair values, the Company may be exposed to future impairment losses that could be material to our results of operations.

Furniture and equipment are stated at cost at date of acquisition. Depreciation is computed using the straight-line method over their estimated useful lives, which are as follows:

Computer and peripheral equipment - 3 years
Furniture and equipment - 10 years
Transportation equipment - 4 years

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

Leasehold improvements are depreciated over the shorter of the economic life or associated lease term assuming the Company exercises renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for asset renewal and improvements are capitalized.

d.	Intangibles

Definite-lived: are those which expected future economic benefits is limited by any legal or economic condition and are amortized on a straight line basis, based on the best estimate of their useful life and are subject to annual impairment testing when impairment indicators are identified.

The Company tests for possible impairment of definite-lived intangible assets whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair value.

The Company uses various assumptions in determining the current fair market value of these definite-lived intangible assets, including future expected cash flows and discount rates, as well as other fair value measures. Our impairment loss calculations require us to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, the Company may be exposed to future impairment losses that could be material to our results of operations.

e.	Ticketing contract advances

Ticketing contract advances, represent amounts paid in advance to the Company’s clients pursuant to ticketing agreements, which are reflected as intangible assets with definite-life if the amount is expected to be recouped or recognized over a period of more than 12 months. Recoupable ticketing contract advances are generally recoupable against future royalties earned by the clients, based on the contract terms, over the life of the contract. Ticketing contract advances, are fixed additional incentives paid by the Company to secure exclusive rights with certain clients and are normally amortized over the life of the contract on a straight-line basis. Amortization of these ticketing contract advances is included in the statements of income.

f.	Revenue

a.	Revenue from commissions on ticket sales

Revenue from ticketing operations primarily consists of convenience and order processing fees charged at the time a ticket for an event is sold and is recorded on a net basis (net of the face value of the ticket). The Company delivers the face value of the tickets sold to the venue at which the event took place within two working days after the event occurs.

b.	Revenue recognition for services

The revenues from marketing services, commercialization of databases and other services are recognized in the accounting period in which the services are rendered.

III. Additional disclosure requirements

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

a.	Fair value measurements disclosures

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Effective January 2010, the Company adopted new accounting guidance under ASC 820 that requires additional disclosures including, among other things, (i) the amounts and reasons for certain significant transfers among the three hierarchy levels of inputs, (ii) the gross, rather than net, basis for certain level 3 roll forward information, (iii) use of a “class” rather than a “major category” basis for assets and liabilities, and (iv) valuation techniques and inputs used to estimate level 2 and level 3 fair value measurements.

In addition, ASC 820-10 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following instruments were recognized at fair value using the aforementioned hierarchy (mainly level 1):

Cash and cash equivalents: consist of cash in hand and money market funds. Fair values for cash equivalents are based on quoted prices in an active market.

Account receivables and account payables: The book value of the account receivables and accounts payables is similar to their fair value and corresponds to current account receivables and current accounts payable.

b.	Related-party transactions

Relationship with Operadora de Centros de Espectáculos, S. A. de C. V. (OCESA)

OCESA is an entity that has contracts with show centers and other venues, and maintain business relationships with VBC to give exclusive access for the ticketing operation.

Relationship with OCESA Presenta, S. A. de C. V. (OPRES)

OPRES is an entity that has contracts with show centers and other venues, and maintains business relationships with VBC to give exclusive access for the ticketing operation.

Relationship with Servicios Administrativos de Entretenimiento, S. A. de C. V. (SAE)

SAE provides administrative services to VBC.

Relationship with SAE Operación en Eventos, S. A. de C. V. (SOE)

SOE provides administrative services to VBC.

Key Management compensations

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

The Company does not have employees, as mentioned before; these services are provided by related parties and are considered in Note 8 to the financial statements.

c.	Intangible and other assets:

Intangible assets at December 31, 2017 and 2016 are as follows:

	December 31,
Definite-lived intangible assets		2017		2016
Ticketing contracts - Gross	Ps	26,918	Ps	26,918
Non-compete agreement - ETK (a)		5,600		5,600
Accumulated amortization (b)		(24,158)		(20,438)
Software EDB-Ticket - Gross		6,716		6,716
E-Ticket Brand (c)		1,900		1,900
Accumulated amortization (d)		(4,204)		(3,413)
Total Intangible assets		12,772		17,283
Leasehold improvements - Gross Accumulated amortization		—		—
Accumulated amortization		—		—
Other		1,728		69
Total	Ps	14,500	Ps	17,352

(a)	It is amortized since 2016 for 5 years with an amortization rate of 20% per year.

(b)	Includes ticketing contracts and non-compete agreement amortization.

(c)	It is amortized since 2016 for 10 years with an amortization rate of 10% per year.

(d)	Includes software EDB-Ticket and E-Ticket brand amortization.

Amortization of definite-lived intangible assets and leasehold improvements for the years ended December 31, 2017, 2016 and 2015 was Ps 4,575, Ps 7,555 and Ps 22,672 respectively.

There were no additions in 2017 and 2016 to definite-lived intangible assets from acquisitions.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets outstanding as of December 31, 2017:

Amortization
	2018	Ps	3,220
	2019		2,520
	2020		2,187
	2021		400
	2022		33

Indefinite-lived intangibles

The Company does not have indefinite-lived intangible assets at December 31, 2017 and December 31, 2016.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

Management signed a non-compete agreement with the owners of the non-controlling interest; the contract will be effective only if the non-controlling interest determines to sell their ownership of the Company. Since Management did not have elements to determine when the contract will be effective, since 2016 this agreement is considered as definitive-lived intangible asset, see Notes 3h and 10.

The Company tests for possible impairment of intangible assets on at least an annual basis. There was no impairment charge on these assets recorded for the year ended December 31 2017, 2016 and 2015.

d.	Revenue analysis

Gross versus net presentation of revenue

The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company has the substantial risks and rewards of ownership under the terms of an arrangement. The Company’s revenue, which primarily consists of convenience charges and order processing fees from its ticketing operations, is recorded net of the face value of the ticket as the Company generally acts as an agent in these transactions. These reclassifications do not affect the operating income. Revenue associated with fees charged to clients to cover bank commissions for the use of credit cards are presented on a gross basis.

A reclassification is considered in the analysis below to present costs of bank commissions net of the relating revenue:

	Year ended
	December 31,
		2017		2016		2015
Revenue as reported under MFRS	Ps	1,081,030	Ps	905,903	Ps	843,081
Reclassification from Cost of Services (1)		(133,129)		(110,615)		(113,301)
Revenue under US GAAP	Ps	947,901	Ps	795,288	Ps	729,780

(1)
Bank commissions paid for the sale of tickets with credit cards are recovered as part of the price of the services. Amounts paid are recognized within the Cost of Services and amounts charged to clients for this concept are recognized as revenue on a gross basis. The reclassification is to present the amount paid for bank commissions net of the amounts recognized for credit card recovery.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016
___________________________________________________________________________________________

The analysis of deferred tax assets and deferred tax liabilities is as follows:

	December 31,
Deferred taxes included within:		2017		2016
Assets:
Furniture and equipment	Ps	2,618	Ps	2,488
Accruals		9,556		3,436
Allowance for doubtful accounts		—		1,046
Total deferred tax assets		12,174		6,970
Liabilities:
Cost of future events		5,221		4,381
Intangible and other assets		(380)		(2,846)
Total deferred liabilities		4,841		1,535
Net deferred income taxes	Ps	17,015	Ps	8,505

e.	Commitments and contingent liabilities

As of December 31, 2017, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year consist of the following:

	Non-cancelable
	Operating Leases

2018	Ps	20,066
2019		21,009
2020		22,038
2021		23,074
2022		24,204
Total	Ps	110,391

The accompanying nineteen notes are an integral part of these financial statements, which were authorized for issuance on June 28, 2018, by the undersigned officers.

George Gonzalez     Jorge López de Cárdenas Ramírez
Managing Director    Administrative and Finance Director